EXHIBIT 2.4

Deutsche Bank Trust Company Americas Issuer Services -Depositary Receipts

STRICTLY PRIVATE AND CONFIDENTIAL

NOTICE OF AMENDMENTS TO ENGAGEMENT LETTER

October 31, 2017

ICICI Bank Limited (“you” or the “Company”)

ICICI Bank Towers

Bandra-Kurla Complex

Mumbai 400 051

India

Attention: Mr. Anindya Banerjee, Senior General Manager

Dear Mr. Banerjee:

We refer to the engagement letter, dated November 4, 2011 (as amended, supplemented, or otherwise modified from time to time, the “Engagement Letter”) between us and you, outlining the terms and conditions of the engagement of Deutsche Bank Trust Company Americas (“Deutsche Bank”) as depositary bank. All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Engagement Letter.

Pursuant to the Engagement Letter, Deutsche Bank has agreed to make certain payments to the Company during the term of the Appointment that may be described and defined as “Reimbursement” or “reimbursement” of, or “Contribution” or “contribution” toward, the Company’s investor relations expenses or expenses relating to the ADR Program. As such, the Engagement Letter shall be amended as follows:

1.	All references to the payments made by Deutsche Bank to the Company under the Engagement Letter will no longer be described and defined as “Reimbursement” or “reimbursement” of, or “Contribution” or “contribution” toward (as applicable), the Company’s investor relations expenses or expenses relating to the ADR Program, and are amended to be described and defined as “payments” or “Program Payments”, including “Closing Payments” and “Ongoing Payments”, in exchange for Deutsche Bank’s Appointment as depositary bank.

2.	Inclusion of the following representations:

‘‘You agree that you will not use, and will cause your officers, employees, agents and affiliates not to use, directly or indirectly, any Program Payments or other payments received from us for any purpose or in any manner that would violate: (i) the applicable anti-bribery or anti-corruption laws, rules, and/or regulations of the jurisdictions in which the Company has its branches / subsidiaries, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the Bribery Act 2010 of the United Kingdom, or applicable laws or regulations implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; (ii) the applicable anti-money laundering statutes of the jurisdictions in which the Company has its branches / subsidiaries, including the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency, including the U.S. Currency and Foreign Transactions Reporting Act of 1970, as amended; or (iii) any economic or trade sanctions administered or enforced by the U.S. government only through the sanctions list promulgated by its Office of Foreign Assets Control of the U. S. Department of Treasury, or similar sanctions lists promulgated by the United Nations Security Council, the European Union or Her Majesty's Treasury (collectively, "Sanctions"). Neither the Company, nor any individual or entity which owns or controls the Company, is currently the subject or target of any Sanctions.

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For purposes of this definition, (i) the term "owns" means the direct or indirect ownership of 25% or more of the Voting Stock of the Company, and (ii) the term “control" means the direct or indirect power to vote 25% or more of the Voting Stock of the Company, or the direct or indirect power to direct or cause the direction of the management and policies of the Company, whether through the ownership of Voting Stock, by contract or otherwise."

3.	Inclusion of the following sentence which shall constitute an event of default:

“Prior to the expiration of the Appointment, any of the Anti-Corruption, Anti-Money Laundering and Sanctions Representations are incorrect."

4.	In addition to the above changes, Item A of Schedule I of the Engagement Letter shall be amended as follows, a new Item B and a new Item C shall be inserted therein as follows, and the other Items of Schedule I shall be re-lettered as a result of inserting such new Item B and new Item C:

"A. We will, on the sixth anniversary of the Effective Date. and on each successive anniversary thereafter during the Term, pay to you an amount equal to one hundred percent (100%) of the net revenues, if any, collected by us as a result of charging ADR holders dividend processing and annual servicing fees during the twelve-month period then ended, after deducting custody costs, up to US$464,285.7. For the avoidance of doubt, we will be under no obligation to make any payment to you under this clause if such fees are not collected.

B.       If the amount payable under item A above as of the sixth anniversary of the Effective Date or as of any successive anniversary thereafter during the Term is less than US$464,285.7, we will make the difference available to you.

C.       In connection with the issuance of bonus ADRs to the record ADR holders as of June 21, 2017 in the proportion of one bonus ADR for every ten ADRs then held (the "Bonus ADR Issuance"), following the issuance by the Company of new equity shares by way of a bonus equity share issuance to the record holders of existing equity shares of the Company as of June 21, 2017 in the proportion of one equity share for every ten equity shares then held, we will pay on a one-off basis to you, upon collection thereof, an amount equal to fifty percent (50%) of the revenues, if any, collected by us as a result of charging ADR holders an issuance fee of US$0.03 per bonus ADR issued. For the avoidance of doubt, we will be under no obligation to make any payment to you under this clause if such fees are not collected.''

Except as expressly modified hereby, the terms and conditions of the Engagement Letter are hereby ratified and confirmed and remain in full force and effect. The form of payment request letter for any payments by Deutsche Bank to you in exchange for Deutsche Bank's appointment as depositary bank, is attached as Exhibit A hereto.

To confirm your acceptance of the amendments to the Engagement Letter described in paragraphs 1, 2, 3 and 4 above, kindly sign, initial each page and return one original of this notice to Deutsche Bank.

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Yours sincerely,

/s/ Kelvyn Correa	/s/ Michael Curran
Name: Kelvyn Correa	Name: Michael Curran
Title: Director	Title: Vice President

For and on behalf of

DEUTSCHE BANK TRUST COMPANY AMERICAS

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EXHIBIT A

[ON LETTERHEAD OF COMPANY]

(Insert Date)

Deutsche Bank Trust Company Americas

60 Wall Street

Mail Stop NYC60-1635

New York, NY 10005

USA

Tel:+ 1 212 250 1405

Attn: Ms. Silvia Alonzo

Re: Deutsche Bank's payment in exchange for its Appointment as depositary for the depositary receipt program for ICICI Bank Limited

Dear Ms. Alonzo

We refer to the engagement letter dated November 4, 2011 (as amended, supplemented, or otherwise modified from time to time, the "Engagement Letter'') between us and you, outlining the terms and conditions of the engagement of Deutsche Bank Trust Company Americas as depositary bank for the above-referenced depositary receipt program. All capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Engagement Letter.

We hereby confirm (a) our agreement and acceptance of the amendments to the Engagement Letter set forth in the Notice of Amendments to the Engagement Letter dated as of October 25, 2017; (b) that the Anti-Corruption, Anti-Money Laundering and Sanctions Representations are true and correct as of the date hereof; and (c) that all other terms and conditions of the Engagement Letter are hereby ratified and confirmed and remain in full force and effect.

Kindly arrange to make payment of [insert USD amount] as consideration for the Appointment to our account in the following manner:

Account Name	(Insert account name -- see below for full details)
Account Number	[insert account number]
Bank Name	[insert Bank name]
SWIFT Code	[Insert SWIFT Code]
Account Number	[insert account number]
USD Correspondent Bank	[insert name of correspondent bank]
SWIFT Code	[Insert SWlFT code]

Following the Generic Legal Advice Memoranda issued by the Office of Chief Counsel, U.S. Internal Revenue Service on December 17, 2010 and on July 3, 2013, Deutsche Bank will deduct U.S. withholding tax at the applicable statutory or regulatory rate, currently 30 percent, from any amounts payable by Deutsche Bank under the Engagement Letter (whether paid directly or indirectly), unless such withholding tax can be reduced or eliminated under the terms of an applicable double taxation treaty. Deutsche Bank will not be required to pay any additional amounts or gross-up for amounts payable by it for which such deduction for U.S. withholding tax has been applied. We acknowledge and agree to consult our own tax advisor as to the particular tax consequences of the withholding tax under U.S. federal, state, local and non-U.S. tax laws.

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We further acknowledge and agree that the amounts set forth above shall be inclusive of any and all taxes that may levy on the payment of the above mentioned consideration under the laws and regulations of the United States, India, or other jurisdiction, including, without limitation, any goods and services tax or value-added tax (if applicable). If any such tax is applied by any tax or other government authority, we acknowledge and agree that Deutsche Bank will not be responsible for its payment and that Deutsche Bank will not be required to pay any additional amount or gross-up for any such taxes that has been applied. For the avoidance of doubt, we further acknowledge that the provisions above relating to U.S. withholding tax shall continue in full force and effect without regard to this paragraph.

We understand it will take up to ten business days from your receipt of the original copy of this letter and our list of authorized signatories for us to receive payment.

Yours sincerely,

[Company Authorized SIGNATURE]	[Company Authorized SIGNATURE]
{Insert name #1	{Insert name #2}
{Insert title #1}	{Insert title #2}

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